UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2013

ALLIANCE HEALTHCARE SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-16609	33-0239910
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

(Address of principal executive offices, including zip code)

(949) 242-5300

(Registrant’s telephone number, including area code)

Not Applicable

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a – 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2013, the Board of Directors (the “Board”) of Alliance HealthCare Services, Inc. (the “Company”) approved the structure and implementation of a long-term incentive compensation arrangement (the “Arrangement”) in which certain executives, including the Company’s named executive officers, are expected to participate in the future. The Arrangement and its implementation were approved consistent with the recommendations of the Board’s Compensation Committee (the “Compensation Committee”). The Arrangement is expected to consist of non-qualified options to purchase shares of the Company’s common stock, to be granted under the Company’s 1999 Equity Incentive Plan for Employees of Alliance HealthCare Services, Inc. (f/k/a Alliance Imaging, Inc.) and its Subsidiaries, as amended (the “1999 Plan”), and a performance-based cash incentive award. More details on the Arrangement follow below.

Adoption of Non-Qualified Stock Option Award Agreements

The Company has adopted a form award agreement (the “Option Agreement”) that it intends to use for future awards of non-qualified stock options (“Options”) under the 1999 Plan, including future awards under the Arrangement.

The Option Agreement includes vesting requirements and provisions subjecting the Options and any common stock issued or cash paid pursuant to the same to any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time (to the extent contemplated by such policies) and any such requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).

The foregoing description of the Option Agreement is a summary only and is qualified in its entirety by the Option Agreement itself, a copy of which is filed herewith as Exhibit 10.33.

Approval of Performance-Based Cash Incentives

The Board approved the structure of the performance-based cash incentive portion of the Arrangement under which it expects the Compensation Committee to make awards (the “Cash Awards”) to the Company’s senior executive officers, including its named executive officers, in the future. The Cash Awards will be earned based on the Company’s financial performance as measured by specified performance goals over a one-year performance period.

All Cash Awards that are earned based on the Company’s performance will be subject to additional vesting requirements as follows: (i) one-third (1/3) will vest on the final day of the performance period; and (ii) two-thirds (2/3) will vest over the subsequent two years, subject in each case to the executive’s employment through the payment date. The vesting requirements are subject to certain exceptions in the event of a change of control of the Company or if the executive’s employment is terminated as a result of death or permanent disability.

The amounts of the Cash Awards for individual participants, and the applicable performance goals, will be determined by the Compensation Committee in its discretion at the time it makes awards under the Arrangement.

The Cash Award and any payments made under the same shall be subject to any recoupment, clawback or similar policies adopted by the Company from time to time (to the extent contemplated by such policies) and any recoupment, clawback or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).

The foregoing description of the Cash Awards is a summary only and is qualified in its entirety by the Arrangement award letter, a copy of which is filed herewith as Exhibit 10.34.

Item 9.01: Financial Statements, Pro Forma Financial Information and Exhibits

(d)	Exhibits

The following exhibits are filed with this Form 8-K:

10.33     Form of Option Agreement for Long-Term Incentive Compensation Arrangement

10.34     Form of Long-Term Incentive Compensation Arrangement Award Letter

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2013		/s/ Howard K. Aihara
	Name:	Howard K. Aihara
	Title:	Executive Vice President and Chief Financial Officer

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